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                                   AGREEMENT

THIS AGREEMENT ("Agreement") is made and effective as of the 29th day of June, 2000 by and between E-PAWN.COM, INC., a publicly traded Nevada corporation having its office at Merrill Lynch Tower, 2855 University Drive, Suite 200, Coral Springs, Florida 33065 (hereinafter "E-PAWN" or the "Company") and SWISS ARCTIC TRADERS, LTD., a Company established under the Laws of the Turks & Caicos and having a registered address at Gretton House, Duke Street, GRAND TURK in the Turks and Caicos, hereinafter "SWISS ARCTIC").

                               W I T N E S S E T H

     WHEREAS: E-PAWN is a publicly traded corporation trading on the NASDAQ Bulletin Board under the trading symbol "EPWN"; and

     WHEREAS: SWISS ARCTIC is the owner and holder of 50,000,000 shares of the Class "A" Preferred Shares of stock of E-PAWN, said shares having been validly issued to SWISS ARCTIC pursuant to an acquisition agreement to vend certain assets into E-PAWN in exchange for the issuance of said shares; and

     WHEREAS: SWISS ARCTIC is a corporation, which Anne M.E. Greyling is the sole registered and beneficial owner of 100% of the stock, however 20% of SWISS ARCTIC stock has been transferred a pledge to Worldwide Web Design, Inc a Florida Company to secure and debt due to Worldwide Web Design, Inc, Anne Greyling is a British citizen, residing in the United Kingdom and is the wife of Leslie S. Greyling; and

     WHEREAS: Certain criminal charges have been brought against Leslie S. Greyling alleging, among other things, that he was an undisclosed principal and control person of E-PAWN, a charge that Leslie S. Greyling disputes; and

     WHEREAS: The criminal charges brought against Leslie S. Greyling and others have had a material and deleterious effect on E-PAWN, its shareholders and its ability to function, raise capital and effectuate its business plan; and


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     WHEREAS:  The parties wish to remove the taint to E-PAWN caused by the subject indictments and to send a strong message to both the investing public, E-PAWN shareholders and all regulatory authorities that Leslie S. Greyling is not now in control of E-PAWN and has never been in control of E-PAWN, the parties undertake to perform the transactions set forth in the body of this Agreement.

     IN CONSIDERATION OF THE MUTUAL UNDERTAKINGS OF THE PARTIES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS ACKNOWLEDGED BY AND BETWEEN THE PARTIES, THE PARTIES HERETO WISHING TO BECOME LEGALLY BOUND UNTO EACH OTHER HEREBY AGREE AS FOLLOWS:

     1. The foregoing recitations are incorporated into the body of this Agreement as though fully set forth herein.

     2. SWISS ARCTIC hereby agrees to sell to E-PAWN and E-PAWN hereby agrees to purchase from SWISS ARCTIC fifty million (50,000,000) fully paid, non-assessable restricted voting shares of Class "A" Preferred stock of the Company (the "Shares") currently registered in the name of Asset Investment Management 1984 S.A. ("AIM"), which shares are owned by SWISS ARCTIC and are currently in the process of being reissued in SWISS ARCTIC'S name, inasmuch as AIM and SWISS ARCTIC mutually terminated their earlier agreement that was the basis for these shares being registered in AIM's name on March 30, 2000, with a legend on certificate evidencing these shares referencing the said agreement between AIM and SWISS ARCTIC.

     3. The purchase price ("Purchase Price") that E-PAWN agrees to pay to SWISS ARCTIC for the purchase of the Shares is One Million United States Dollars ($1,000,000) to be paid by E-PAWN in the form of a promissory note ("Note") for One Million United States Dollars ($1,000,000). The Note shall be in form and content attached hereto as Exhibit "A" and made a part hereof by reference and contain the following substantive terms:


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          (A)  Amount of Note ---- $1,000,000.
          (B)  Interest Rate ---- 10% per annum payable monthly in arrears.
          (C)  Maturity ---- 5 years.
          (D) Payment terms ---- Interest shall accrue for the first four months, and then be payable in monthly installments, commencing at the end of the fourth month with a payment of $33,333.33 in 120 days and thereafter $8,333.33 each month for 56 months, or until the principal amount of the Note is paid in full, on or before the end of the fifth year, whichever is earlier.
          (E) Security for Note --- A Pledge of the 50,000,000 shares of E-PAWN Class "A" Preferred Stock.
          (F)  No prepayment penalty.

     4. The parties agree that E-PAWN shall pay the Note to SWISS ARCTIC in full in a timely manner, with no right of set-off or other credit of any kind or nature whatsoever that may arise between the parties concerning this or any other transaction or matter.

     5. SWISS ARCTIC will deliver the Shares as soon as possible upon closing of this transaction to Western States Transfer and Registrar, Inc. ("Western States"), the transfer agent for E-PAWN, located in Salt Lake City, Utah, with instructions to Western States to transfer the Shares into the name of E-PAWN and to hold the Shares in escrow as security for the Note, which is to be delivered by E-PAWN to SWISS ARCTIC at the closing. Upon the timely payment of the Principal and Interest due on the Note in full, Western States is hereby directed to deliver the Shares from escrow to E-PAWN.

     6. In the event of any default on the Note, the parties hereto agree that Western States is hereby directed to transfer the Shares back into the name of SWISS ARCTIC and


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          redeliver the shares to SWISS ARCTIC. Thereupon, the Shares shall be released from the escrow to SWISS ARCTIC and this Agreement shall then be deemed null and void. During the period of time that the Shares are held in escrow by Western States and no event of default has occurred under the Note, SWISS ARCTIC hereby agrees that the Company shall have the right to vote the said Shares. E-PAWN and SWISS ARCTIC shall enter into a Security Agreement in form and content attached hereto as Exhibit "B" and made a part hereof by reference, which shall govern the terms and conditions of the security interest in and to the Shares for the benefit of SWISS ARCTIC.

     7. Closing of the subject transaction shall occur upon the execution of this Agreement by all parties and the delivery of the Note to SWISS ARCTIC ("Closing"). The Closing date shall be on June 29, 2000 (the "Closing Date"), at a place and time mutually agreed upon between the parties. At the Closing, E-PAWN shall deliver the Note to SWISS ARCTIC and as soon as practicable thereafter SWISS ARCTIC shall deliver the Shares to Western States. No further action shall be required to complete the Closing between the parties.

     8. E-PAWN agrees, immediately following the closing to file any and all required notifications (including, but not limited to a Form 8-K) with the United States Securities and Exchange Commission reflecting the consummation of the transaction set forth in this Agreement and to issue a press release to notify the public, including the E-PAWN shareholders, of the consummation of this transaction.

     9. This Agreement constitutes the entire agreement between the parties and may not be changed or amended orally.

     10. Jurisdiction and venue for purposes of enforcing the terms of this Agreement shall vest with the courts of competent jurisdiction in Nevada.


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     11.  This Agreement may be executed and closed by facsimile signatures, provided that hard copy originals and a hard copy of the Note and stock certificate representing the Shares are delivered immediately following the Closing via Federal Express urgent delivery service to the respective recipients.

     12. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective assigns, trustees, fiduciaries, shareholders or any parties in privity with the parties.

     13. By execution of this Agreement, Western States hereby agrees to act as Escrow Agent and to be bound by the terms and conditions as contained in this Agreement, and to hold the Shares as security, pursuant to the terms of the Security Agreement, for SWISS ARCTIC until and unless the Note has been paid in full in a timely manner. A copy of this Agreement and of the Security Agreement shall also be attached to the Note, which evidences the Purchase Price required under the terms of this Agreement and such attachments shall become a binding part of the Note.

     14. SWISS ARCTIC shall have the right to sell, transfer, hypothecate and/or assign the Note and related Security Agreement, which it is receiving under the terms of this Agreement at any time and without any permission required from E-PAWN or other party.

     IN WITNESS WHEREOF the parties hereto have set their hands and seals as of the day and year first above written.

          E-PAWN.COM, INC.

          BY: /S/ RAYMOND E. WINTER
             --------------------------------------
                  RAYMOND E. WINTER, PRESIDENT


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          SWISS ARCTIC TRADERS, LTD.

          BY: /s/ ANNE M.E.  GREYLING
             --------------------------------------
               ANNE M. E. GREYLING, PRESIDENT

          The undersigned hereby agrees to serve as Escrow Agent and hold the Shares and to be bound by the terms and conditions as stated in this Agreement, Note, and Security Agreement.

               WESTERN STATES TRANSFER AND REGISTRAR, INC.

               BY: /s/ RICHARD L. PARKER
                  ----------------------------------
                   RICHARD L. PARKER, PRESIDENT



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